RETIREMENT AND CONSULTING AGREEMENT

Paul R. Goodwin

THIS RETIREMENT AND CONSULTING AGREEMENT (the “Agreement”) dated as of April 1, 2003, is between CSX Corporation, a Virginia corporation (“CSX”), and Paul R. Goodwin (the “Executive”). The parties hereto agree as follows:

1.	Consulting and Term. Subject to the terms and conditions hereof, CSX and the Executive hereby agree that effective as of May 7, 2003, Executive shall be employed as Vice Chairman of CSX. The Executive shall remain in such position for approximately thirty (30) to sixty (60) days following the employment of a chief financial officer of CSX, in the discretion of the President of CSX, at which time the Executive shall retire. Upon the Executive’s retirement from CSX, the Executive will become a Consultant of CSX for one (1) year (the “Term”) upon the terms and conditions set forth in this Agreement, unless earlier terminated as provided in Section 6 herein.

2.	Duties. During the Term, Executive will report to CSX’s President and will work on BridgePoint, Savannah Harbor, Horizon, and other activities as requested by the President of CSX. The Executive shall be required to render written reports to CSX with respect to the foregoing services if requested in writing by CSX. Notwithstanding any other provision hereto, Executive shall be permitted to accept other consulting work provided that such responsibilities do not conflict with his responsibilities and covenants under this Agreement or violate the standard of conduct set forth in Section 3 below.

3.	Standard of Conduct. Executive hereby agrees that during the Term, he will continue to adhere to the standards of conduct set forth in the CSX Code of Ethics, a copy of which is attached hereto as Exhibit C. The Code of Ethics may be amended from time to time, and such amendments will be posted on the CSX website. Accordingly, Executive agrees that he will be deemed to be aware of any such amendment.

4.	Compensation. For his services hereunder, CSX shall pay the following compensation to Executive:

(a)	Base Salary. For his services under this Agreement, Executive will be paid at the rate of his annual base salary in effect on May 7, 2003, payable in substantially equal monthly installments, in arrears.

(b)	Bonus. The Executive shall be eligible for a pro rata portion of his annual bonus under the Management Incentive Compensation Plan (the “MICP”) for fiscal year 2003, at the same level as in effect on May 7, 2003, payable at the same time as other similarly situated executives. The amount of the bonus shall be calculated by multiplying the full annual bonus for the fiscal year 2003 by a fraction, where the numerator is the number of months in the fiscal year prior to and including the month of retirement from CSX and the denominator is 12.

(c)	Incentive Compensation Programs. The Executive shall be eligible for 2003 stock options to be granted at the same time as other similarly situated executives, in an amount consistent with past practice.

(d)	Other Benefits. During the Term, the Executive shall be eligible to participate in the early retiree medical plan portion of the CSX Corporation Comprehensive Medical Plan (the “Medical Plan”), provided that in the event that participant is affected by applicable premium caps for early retiree medical coverage with respect to the Executive and his covered dependents under the Medical Plan, the Executive will be held harmless for such amount. The Executive shall be eligible for discounts at the Greenbrier in accordance with similarly situated executives.

During the Term, the Executive shall not be eligible

(i)	to accrue service credit under the CSX Pension Plan; or

(ii)	to participate in the Tax Savings Thrift Plan (generally referred to as CSXtra).

Notwithstanding the foregoing, if any benefit plan is amended or terminated, the Executive shall receive benefits solely pursuant to the terms of such benefit plans as amended or terminated.

5.	Expenses. Executive will be entitled to reimbursement for ordinary and reasonable business expenses within a reasonable period of time after presentation by him of itemized accounts and receipts of such expenditures satisfactory to CSX’s audit firm and subject to the approval of CSX’s Executive Vice President, Corporate Services.

6.	Termination of Term.

(a)	The Term shall terminate prior to its expiration upon the occurrence of any of the following events:

(i)	Executive’s resignation;

(ii)	Executive’s death or legal incapacity;

(iii)	The determination by CSX that Executive is unable to perform services under this Agreement for a period of at least sixty (60) consecutive days due to his physical or mental incapacity;

(iv)	The determination by CSX that Executive has breached any provision of this Agreement or that Executive is in violation of any other duty or obligation to CSX, in which case such termination will be deemed for cause.

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(b)	In the event that CSX terminates the Term before its expiration for a reason other than cause, Executive will receive base salary through the end of the Term, and any MICP Bonus payable pursuant to the terms of the MICP.

7.	Waiver and Release. In exchange for the compensation and benefits provided under this Agreement, the Executive hereby waives and releases CSX and its affiliates from any claims, except for claims relating to the performance of its obligations under this Agreement, the Executive agrees to execute the Waiver and Release attached hereto as Exhibit A at the time of execution of this Agreement. Executive further agrees to execute an additional Waiver and Release in the form attached hereto as Exhibit B upon the end of the Term hereunder.

8.	Restrictive Covenants.

(a)	Nondisclosure of Information. Executive agrees to receive confidential and proprietary information in confidence, and not to disclose such information to others, either during the Term or any time thereafter, except as authorized by CSX. For purposes of this Agreement, confidential and proprietary information shall mean information not generally known to the public that is disclosed to Executive as a consequence of his relationship with CSX or its affiliates, whether or not pursuant to this Agreement.

(b)	Non-Competition. The parties hereto recognize that Executive’s services are special and unique and that this Agreement is partly in consideration and conditioned upon his not competing with CSX. The parties thus recognize that a limited covenant on his part not to compete during the period of this Agreement and for one (1) year thereafter is essential to protect the business and goodwill of CSX. Accordingly, Executive agrees that during the term of this Agreement and for one (1) year thereafter, he will not, directly or indirectly, throughout the United States, work for any other railroad without the prior written consent of CSX.

(c)	Executive acknowledges that any breach or threatened breach of the foregoing provisions of this Section 8 would, without limitation:

(i)	Terminate his right to all compensation and benefits under Section 4 of this Agreement (except as otherwise provided under the Employee Retirement Income Security Act of 1974, as amended); and

(ii)	cause irreparable injury to CSX for which money damages alone would not provide an adequate remedy to CSX.

9.	Survival of Covenants. The nondisclosure and noncompetition provisions of Section 8 shall survive the termination of this Agreement and be given full effect in all respects.

10.	Arbitration. Any controversy or claim arising between the parties concerning the subject matter of this Agreement, other than Section 8 and 9 hereof, shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association. Any

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arbitration pursuant to this Section shall be final and binding on the parties, and judgment upon the award rendered in any such arbitration may be entered in any court, state or federal, having competent jurisdiction. The parties expressly acknowledge that they are waiving their rights to seek remedies in court, including, without limitation, the right (if any) to a jury trial.

11.	Governing Law. This Agreement will be governed by and construed under the laws of the Commonwealth of Virginia.

12.	Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements relating to the subject matter hereof, and may be changed only by a writing signed by the party against whom enforcement of such change is sought.

13.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of CSX, its successors and assigns and may not be assigned by Executive.

14.	Waiver of Breach. The waiver of either CSX or Executive of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either CSX or Executive.

15.	Severability. If any provision of this Agreement is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed the day and year first written above.

CSX CORPORATION	PAUL R. GOODWIN

/s/ ANDREW B. FOGARTY	/s/ PAUL R. GOODWIN
Andrew B. Fogarty
Executive Vice President,
Corporate Services

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EXHIBIT A

WAIVER AND RELEASE

In exchange for CSX Corporation (the “Company”) entering into the Retirement and Consulting Agreement with me:

1.    I hereby release the Company from all claims, demands and legal proceedings I may have based in any way on my employment in any capacity with the Company, except as provided in Paragraph 5 hereof. This includes a release of any rights or claims if any, which I may have under the Age Discrimination in Employment Act, as amended (“ADEA”), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991, which requires equality in contractual relations without regard to race or national origin; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990 which prohibits discrimination against qualified individuals with disabilities; the Rehabilitation Act of 1973 which prohibits discrimination against the handicapped; the Employee Retirement Income Security Act; the Fair Labor Standards Act; Executive Order 11246; the Family and Medical Leave Act; or any other federal, state or local laws or regulations prohibiting employment discrimination or regulating any aspect of employment. This also includes a release of any rights or claims I may have under the Worker Adjustment and Retraining Notification Act or any similar law which requires, among other things, that advance notice be given of certain work force reductions. This also includes a release of any rights or claims I may have for wrongful discharge; breach of contract, whether express or implied or breach of any collective bargaining agreement; termination of employment in violation of any public policy; any other tort or contract claim; the implied covenant of good faith and fair dealing; negligent or intentional infliction of emotional distress; fraud or negligent misrepresentation; defamation; any claim for labor protection, including but not limited to conditions imposed by the Surface Transportation Board, its predecessor, or any labor agreement; any claim under any workers’ compensation law; and any other claim for relief of any nature.

2.    I agree to withdraw all lawsuits, if any, against the Released Parties and I represent that I will not file any lawsuit against the Released Parties based on the claims released under this Waiver and Release. I promise not to seek any damages, remedies or other relief for myself personally by filing or prosecuting a charge with any administrative agency with respect to any claim purportedly released by this Agreement. I promise to request any administrative agency or other body assuming jurisdiction of any such lawsuit, complaint, or charge to withdraw from the matter or dismiss the matter with prejudice. However, I understand that nothing contained in this paragraph 2 precludes me from challenging the validity of this Waiver and Release under the ADEA.

I agree to pay the reasonable attorneys’ fees, costs, and expenses and any damages the Released Parties may incur as a result of my filing a lawsuit against the Released Parties based on the claims released under this Waiver and Release. However, this paragraph 2 does not apply to lawsuits brought solely to assert claims under the ADEA.

3.    I acknowledge that the Company has advised me that in executing this Waiver and Release, I will waive any rights which I may have against the Company arising out of any claim under ADEA, including the amendments made by the Older Worker Benefit Protection Act of 1990, and that the Company has advised me to consult with an attorney prior to executing this Waiver and Release. I hereby acknowledge that the terms of this Waiver and Release constitute adequate consideration in addition to anything of value to which I already am entitled in connection with my employment relationship with the Company for my waiver of rights as aforesaid.

4.    I understand and agree that the terms of this Waiver and Release shall remain private between the Company and me, provided that I may disclose the terms to my spouse, counsel, tax advisor and estate planner, or as otherwise required by law.

5.    It is understood that the consideration from the Company as expressed herein and in the Retirement and Consulting Agreement shall not be deemed or construed at any time for any purpose as an admission of liability or violation of any applicable law by the Company. The Company expressly denies liability for any and all claims.

6.    I acknowledge that the provisions of this Waiver and Release shall be binding upon my heirs, executors, administrators and assigns. By signing this Waiver and Release I understand that I do not relinquish any rights I currently have under the CSX Pension Plan or the Tax Savings Thrift Plan for Employees of CSX Corporation and Affiliated Companies, nor am I waiving any rights or claims which may arise after the date I sign this Waiver and Release.

7.    This Waiver and Release shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

8.    This Waiver and Release may not be modified or amended except by an instrument in writing signed by the parties hereto.

9.    If, for any reason, any provision of this Waiver and Release is held invalid, such invalidity shall not affect any other provision of this Waiver and Release not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.

10.    I acknowledge that I have been given a period of twenty-one (21) days to review and consider this Waiver and Release, and that I have been encouraged to consult an attorney before signing it. I understand that I may use as much or all of this 21-day period as I wish prior to signing and have done so.

11.    I understand that I have seven (7) days after I sign this Waiver and Release to revoke it by notice in writing to Andrew B. Fogarty, Executive Vice President, 500 Water Street,15th Floor J120, Jacksonville, Florida 32202 and that this Waiver and Release shall not become effective until the seven days have expired without Mr. Fogarty’s having received such a revocation. This Waiver and Release shall become enforceable upon expiration of this seven-day revocation period.

I HAVE CAREFULLY READ THIS WAIVER AND RELEASE. I FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS WAIVER AND RELEASE AND ACKNOWLEDGE THAT IT CONTAINS AN UNCONDITIONAL, GENERAL, AND VOLUNTARY RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS RELATING TO, OR ARISING OUT OF, MY EMPLOYMENT WITH THE COMPANY AND/OR MY RETIREMENT AND RESIGNATION FROM THE COMPANY. I ENTER INTO THIS WAIVER AND RELEASE VOLUNTARILY, WITHOUT COERCION, AND BASED ON MY OWN JUDGMENT AND NOT IN RELIANCE UPON ANY REPRESENTATIONS, SUGGESTIONS OR PROMISES BY THE COMPANY, OTHER THAN THOSE CONTAINED HEREIN. I AM SIGNING THIS WAIVER AND RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL CLAIMS RELATING TO, OR ARISING OUT OF, MY EMPLOYMENT AND THE RETIREMENT AND RESIGNATION OF MY EMPLOYMENT.

/s/ PAUL R. GOODWIN
Paul R. Goodwin
Dated: February 24, 2003

EXHIBIT B

WAIVER AND RELEASE

In exchange for CSX Corporation (the “Company”) entering into the Retirement and Consulting Agreement with me:

1.    I acknowledge my retirement from the Company effective                                                                                               .

2.    I hereby release the Company from all claims, demands and legal proceedings I may have based in any way on my employment in any capacity with the Company, and my retirement from the Company, except as provided in Paragraph 6 hereof. This includes a release of any rights or claims if any, which I may have under the Age Discrimination in Employment Act, as amended (“ADEA”), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991, which requires equality in contractual relations without regard to race or national origin; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990 which prohibits discrimination against qualified individuals with disabilities; the Rehabilitation Act of 1973 which prohibits discrimination against the handicapped; the Employee Retirement Income Security Act; the Fair Labor Standards Act; Executive Order 11246; the Family and Medical Leave Act; or any other federal, state or local laws or regulations prohibiting employment discrimination or regulating any aspect of employment. This also includes a release of any rights or claims I may have under the Worker Adjustment and Retraining Notification Act or any similar law which requires, among other things, that advance notice be given of certain work force reductions. This also includes a release of any rights or claims I may have for wrongful discharge; breach of contract, whether express or implied or breach of any collective bargaining agreement; termination of employment in violation of any public policy; any other tort or contract claim; the implied covenant of good faith and fair dealing; negligent or intentional infliction of emotional distress; fraud or negligent misrepresentation; defamation; any claim for labor protection, including but not limited to conditions imposed by the Surface Transportation Board, its predecessor, or any labor agreement; any claim under any workers’ compensation law; and any other claim for relief of any nature.

3.    I agree to withdraw all lawsuits, if any, against the Released Parties and I represent that I will not file any lawsuit against the Released Parties based on the claims released under this Waiver and Release. I promise not to seek any damages, remedies or other relief for myself personally by filing or prosecuting a charge with any administrative agency with respect to any claim purportedly released by this Agreement. I promise to request any administrative agency or other body assuming jurisdiction of any such lawsuit, complaint, or charge to withdraw from the matter or dismiss the matter with prejudice. However, I understand that nothing contained in this paragraph 3 precludes me from challenging the validity of this Waiver and Release under the ADEA.

I agree to pay the reasonable attorneys’ fees, costs, and expenses and any damages the Released Parties may incur as a result of my filing a lawsuit against the Released Parties based on the claims released under this Waiver and Release. However, this paragraph 3 does not apply to lawsuits brought solely to assert claims under the ADEA.

4.    I acknowledge that the Company has advised me that in executing this Waiver and Release, I will waive any rights which I may have against the Company arising out of any claim under ADEA, including the amendments made by the Older Worker Benefit Protection Act of 1990, and that the Company has advised me to consult with an attorney prior to executing this Waiver and Release. I hereby acknowledge that the terms of this Waiver and Release constitute adequate consideration in addition to anything of value to which I already am entitled in connection with my employment relationship with the Company for my waiver of rights as aforesaid.

5.    I understand and agree that the terms of this Waiver and Release shall remain private between the Company and me, provided that I may disclose the terms to my spouse, counsel, tax advisor and estate planner, or as otherwise required by law.

6.    It is understood that the consideration from the Company as expressed herein and in the Retirement and Consulting Agreement shall not be deemed or construed at any time for any purpose as an admission of liability or violation of any applicable law by the Company. The Company expressly denies liability for any and all claims.

7.    I acknowledge that the provisions of this Waiver and Release shall be binding upon my heirs, executors, administrators and assigns. By signing this Waiver and Release I understand that I do not relinquish any rights I currently have under the CSX Pension Plan or the Tax Savings Thrift Plan for Employees of CSX Corporation and Affiliated Companies, nor am I waiving any rights or claims which may arise after the date I sign this Waiver and Release.

8.    This Waiver and Release shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

9.    This Waiver and Release may not be modified or amended except by an instrument in writing signed by the parties hereto.

10.    If, for any reason, any provision of this Waiver and Release is held invalid, such invalidity shall not affect any other provision of this Waiver and Release not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.

11.    I acknowledge that I have been given a period of twenty-one (21) days to review and consider this Waiver and Release, and that I have been encouraged to consult an attorney before signing it. I understand that I may use as much or all of this 21-day period as I wish prior to signing and have done so.

12.    I understand that I have seven (7) days after I sign this Waiver and Release to revoke it by notice in writing to Andrew B. Fogarty, Executive Vice President, 500 Water Street,15th Floor J120, Jacksonville, Florida 32202 and that this Waiver and Release shall not become effective until the seven days have expired without Mr. Fogarty’s having received such a revocation. This Waiver and Release shall become enforceable upon expiration of this seven-day revocation period.

I HAVE CAREFULLY READ THIS WAIVER AND RELEASE. I FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS WAIVER AND RELEASE AND ACKNOWLEDGE THAT IT CONTAINS AN UNCONDITIONAL, GENERAL, AND VOLUNTARY RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS RELATING TO, OR ARISING OUT OF, MY EMPLOYMENT WITH THE COMPANY AND/OR MY RETIREMENT AND RESIGNATION FROM THE COMPANY. I ENTER INTO THIS WAIVER AND RELEASE VOLUNTARILY, WITHOUT COERCION, AND BASED ON MY OWN JUDGMENT AND NOT IN RELIANCE UPON ANY REPRESENTATIONS, SUGGESTIONS OR PROMISES BY THE COMPANY, OTHER THAN THOSE CONTAINED HEREIN. I AM SIGNING THIS WAIVER AND RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL CLAIMS RELATING TO, OR ARISING OUT OF, MY EMPLOYMENT AND THE RETIREMENT AND RESIGNATION OF MY EMPLOYMENT.

/s/ PAUL R. GOODWIN
Paul R. Goodwin
Dated: February 24, 2003

EXHIBIT C

CSX Corporation

Code of Ethics

For Directors, Officers and Employees of CSX Corporation and its Affiliated Companies

CSX and its affiliated companies strive to apply high ethical, moral and legal principles in every aspect of business conduct. That is what “right results, right way” means. This written statement of principles applies to all directors, officers and employees – collectively referred to as CSX associates – of CSX and its affiliated Companies and is intended to guide behaviors. If an associate is concerned about an ethical situation or is not sure whether specific conduct meets CSX standards, that associate should feel free to discuss the situation with a supervisor, or to call the toll-free CSX Ethics Information Hotline at 1-800-737-1663. A good basis for deciding when to get advice is to ask whether the conduct might be embarrassing to the company or the associates involved if the details were fully disclosed to the public. If it might, the associate should seek clarification. Any reported incidents will be treated in a confidential manner, and CSX will not allow retaliation for incidents reported in good faith.

CSX expects its associates to understand and obey all legal requirements governing the company’s business. The company provides ongoing education concerning applicable laws and regulations, and associates needing more information should talk with their supervisor or call the Ethics Hotline. But complying with the law is just part of what we need to be doing. Associates should continually try to avoid even the appearance of impropriety or of violating the law or this Code of Ethics.

Relationships and Conflicts of Interest

Associates are expected to make decisions in the best interests of the company, and not for personal gain. No associate – nor any member of his or her immediate family – should acquire a financial interest in, or accept employment by, an entity doing business with a CSX company if the interest or employment would conflict with the associate’s performance of his or her duties.

Neither associates nor their immediate family members may accept gifts or favors that create any obligation – either stated or implied – to a competitor, supplier or customer. Gifts should not be accepted from such companies or their agents unless the gift either has been previously approved in writing by a supervisor or is of only nominal value (e.g., tee shirts, caps, etc.).

Associates may not offer any gift or favor to any employee-or a member of the immediate family of an employee-of a competitor, supplier or customer if the gift or favor might place the recipient under any obligation to either the associate making the gift or to a CSX company.

Kickbacks, bribes, rebates or other forms of illegal consideration are never acceptable, and must never be either given or accepted by anyone acting on behalf of a CSX company. Associates dealing with government agencies should be particularly alert to any agency rules limiting or prohibiting gifts or other favors.

Associates may not either use or disclose any confidential or non-public information learned through their employment by a CSX company, either for their own or someone else’s personal benefit. Use of such information may also violate strict Federal laws against “insider trading” in securities.

Associates should respect company property and use company assets – including computers and related information technology assets – only in accordance with established company policies.

Political Contributions and Public Service Involvement.

CSX and its subsidiaries work hard to earn and maintain the respect of the communities in which they operate. Associates are encouraged to speak out on important community issues. Associates must be careful, however, not to give the impression they are speaking on behalf of a CSX company unless they are actually authorized to do so.

No CSX company is permitted to contribute, directly or indirectly, to any Federal political campaign. Employees may not use company expense accounts to pay for any personal political contributions or seek any other form of company reimbursement.

In addition, associates should not use company facilities or company assets for the benefit of any party or candidate, including an associate individually running for office.

Associates are encouraged to contribute to properly established political action committees.

Political payments in foreign countries pose special legal problems. Associates engaged in foreign operations should never make a payment to any foreign government official, agency or instrumentality, or to any foreign political party, party official or candidate unless the specific payment has been reviewed and approved by the company’s legal counsel.

Misrepresentations and False Statements

Associates must never make a deliberate misrepresentation concerning a CSX company or its business operations.

No associate should ever create or assist anyone to create a false or misleading entry in any book or business record of a CSX company, including any business expense or employee time report. No unrecorded or “hidden” funds or assets are permitted under any circumstances.

Discrimination and Harassment

CSX companies are firmly committed to the principle of equality of opportunity in employment and human relationships.

Each associate is expected to treat fellow employees with respect and dignity, and to practice the principles stated in the CSX Management Statement and the CSX Way.

CSX companies offer employment, training, compensation and advancement on the basis of qualification, merit and business needs, regardless of race, religion, sex, national origin, age, veteran status, sexual orientation or other protected characteristic. CSX companies will extend the same considerations to qualified disabled persons, consistent with the individual’s abilities to perform job duties safely and efficiently.

Business relationships with competitors, suppliers, and customers of CSX companies must always be conducted free of discrimination based on race, religion, sex, national origin, age, veteran status, sexual orientation or disability.

Associates may not engage in any sexual or other harassment of co-workers, competitors, suppliers or customers of CSX companies.

All associates are responsible for implementing CSX’s policy of non-discrimination. This may require special affirmative action by all levels of executive managerial and supervisory personnel to seek out competent persons and business entities entitled to the benefits of the broad CSX commitment to equal opportunity.

Competition

All of the business activities of the CSX companies are highly competitive, and it is the policy of CSX to compete aggressively, but fairly. A major part of this commitment to compete fairly is a commitment to abide fully by the antitrust laws. In general, these complex laws prohibit any form of agreement or understanding – whether formal, informal, express or implied – that unreasonably reduces competition and business rivalry. This commitment also prohibits any unfair or untrue disparagement of a CSX competitor.

Absent compelling special circumstances, CSX companies should select all vendors and contractors on the basis of written competitive bids.

Safety and the Environment

The safe operation of CSX activities is always a primary goal.

All associates, without exception, are responsible for insuring that all CSX operations are conducted safely. Associates are expected to observe all safety rules and practices and to follow instructions concerning safe and efficient work practices. All employees should advise their supervisor or other management representatives immediately if they see a work practice or activity they consider to be conducted in an unsafe or careless manner.

CSX and its associates must remain committed to taking all reasonable steps to preserve and enhance the environment, public health and safety.

The Audit Committee of the Board of Directors has procedures for reporting and handling verified violations of the CSX Code of Ethics.